Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2013 Results:

Revenue of $28.9 million; Diluted Earnings Per Share of $0.23;

14% Year-Over-Year and 7% Sequential Revenue Growth;

64% Year-Over-Year Earnings Per Share Growth;

9% Sequential Quarterly Increase in IT Consultants on Billing.

PITTSBURGH, PA – July 24, 2013 – Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the second quarter ended June 30, 2013.

Second Quarter Results:

Revenues for the second quarter of 2013 totaled $28.9 million, which represented a 14% increase over the corresponding quarter last year and a 7% improvement over first quarter 2013 results. Gross profit in the second quarter of 2013 was $5.5 million compared to $4.8 million in the second quarter of 2012. Consolidated net income for the second quarter 2013 totaled $789,000 or $0.23 per diluted share, compared to $458,000 or $0.14 per diluted share, during the same period last year.

Demand for our IT staffing services was solid in the current quarter and largely in-line with activity levels of a quarter ago. Market conditions in the healthcare staffing business were steady; however, higher than expected assignment ends in our travel nursing business negatively impacted revenues during the quarter. Gross margins in the second quarter of 2013 were 18.9%, which were slightly below gross margins of 19.1% reported a year earlier, but represented an improvement over first quarter 2013 gross margins of 18.1%.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased to deliver another quarter of both operational progress and sequential improvement to our financial results. During the quarter, we were able to increase our IT billable consultant-base by 9% and sequentially grew revenues by 7% despite some headwinds in our travel nursing business. Operationally, we are now generating a return on our focused investments made to our recruiting organization. Commercially, we are beginning to see gross margin expansion as our sales organization takes a more disciplined approach in securing new assignments.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our financial position at June 30, 2013 remains strong, with over $14 million of available borrowing capacity under our existing credit facility. During the quarter we continued to invest in operating working capital to support revenue growth. At June 30, 2013 our “Days Sales Outstanding” measurement stood at 52 days, which is an indication of our high-quality accounts receivables and predictable cash conversion metrics.”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on July 24, 2013 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through July 31, 2013.

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$616	$659
Accounts receivable, net	16,748	13,791
Prepaid and other current assets	883	788
Deferred income taxes	141	153

Total current assets	18,388	15,391

Equipment, enterprise software and leasehold improvements, net	233	249

Goodwill and intangible assets, net	423	429

Deferred financing costs, net	33	46

Non-current deposits	210	214

Deferred income taxes	152	91

Total assets	$19,439	$16,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,479	$2,610
Accounts payable	2,571	1,984
Accrued payroll and related costs	4,557	4,424
Deferred revenue and other liabilities	454	515

Total current liabilities	11,061	9,533

Total liabilities	11,061	9,533

Shareholders’ equity:
Common stock, par value $0.01 per share	39	39
Additional paid-in capital	11,237	11,036
Retained earnings	283	(1,081)
Accumulated other comprehensive income	(50)	8
Treasury stock, at cost	(3,131)	(3,115)

Total shareholders’ equity	8,378	6,887

Total liabilities and shareholders’ equity	$19,439	$16,420

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012

Revenues	$28,935	$25,312	$55,940	$49,766

Cost of revenues	23,479	20,483	45,601	40,477

Gross profit	5,456	4,829	10,339	9,289

Selling, general and administrative expenses	4,190	4,058	8,136	7,922

Income from operations	1,266	771	2,203	1,367

Other income/(expense), net	4	(33)	(9)	(56)

Income before income taxes	1,270	738	2,194	1,311

Income tax expense	481	280	830	501

Net income	$789	$458	$1,364	$810

Earnings per share:
Basic	$0.24	$0.14	$0.41	$0.24

Diluted	$0.23	$0.14	$0.40	$0.24

Weighted average common shares outstanding:
Basic	3,344	3,158	3,343	3,320

Diluted	3,431	3,269	3,427	3,427